QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES

Entity(1)	Jurisdiction of Incorporation
BHO II, Inc.	Delaware
BHO Business Trust II	Maryland
Behringer Harvard Opportunity OP II LP(2)	Texas

(1)
Does not include subsidiaries of Behringer Harvard Opportunity OP II LP, which holds our investment assets.

(2)
As of January 1, 2009, BHO II, Inc. was the sole general partner and owner of less than 0.1% in Behringer Harvard Opportunity OP II LP, our operating partnership. As of January 1, 2009, BHO Business Trust II was the sole limited partner and owner of the remaining interest in Behringer Harvard Opportunity OP II LP.

QuickLinks

  Exhibit 21.1
LIST OF SUBSIDIARIES